Exhibit 99.1

November 19, 2021

IDACORP and Idaho Power CFO Steven R. Keen Announces Retirement
SVP and General Counsel Brian Buckham to Transition to CFO Role on March 1, 2022

BOISE, Idaho – IDACORP, Inc. (NYSE:IDA): IDACORP, Inc. and Idaho Power Company Senior Vice President and Chief Financial Officer Steven R. Keen has announced his intent to retire on October 1, 2022 after 40 years of service. Keen has been instrumental in leading IDACORP to a record-setting 13 consecutive years of growth in earnings per share. He has been with Idaho Power since 1982 and has been the company’s CFO since May 2014.

The Board of Directors of IDACORP, Inc. and Idaho Power Company have appointed Brian R. Buckham to succeed Keen, effective March 1, 2022. After March 1, Keen will stay on as a senior vice president until he retires later in the year.

“Steve’s contributions to Idaho Power over the past 40 years are hard to overstate. He has helped us navigate challenges and seize opportunities, always making sure we are well positioned financially to best serve our customers,” said Lisa Grow, President and CEO of IDACORP and Idaho Power. “Steve has paved an incredible path and has built a strong finance team, and Brian is well positioned to continue to lead that effort.”

“It’s been an amazing run, and I’m honored to have been able to serve this company for four decades,” said Keen. “Over the next year, I look forward to working with Brian on developing a smooth transition to ensure the continued success of the companies for our customers, employees, and investors.”

Buckham is an Idaho native with a bachelor’s degree in mining engineering from the University of Idaho, a Master of Business Administration from Gonzaga University and a Juris Doctor, summa cum laude, from the University of Idaho College of Law. He has worked for Idaho Power since 2010, focused on areas such as securities law, capital markets, corporate governance, and risk management, among others, and was named Senior Vice President and General Counsel for Idaho Power and IDACORP in March 2017.

When Buckham becomes CFO on March 1, Pat Harrington will become Vice President, General Counsel and maintain his role as Corporate Secretary. Harrington has over 35 years of experience at Idaho Power, with a broad suite of knowledge in legal and corporate governance areas. He received his undergraduate and juris doctor degrees from the University of Idaho. Harrington has served as the companies’ Corporate Secretary since 2007.

Background Information

IDACORP, Inc. (NYSE: IDA), Boise, Idaho-based and formed in 1998, is a holding company comprised of Idaho Power, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978. Idaho Power began operations in 1916 and employs approximately 2,000 people to serve a 24,000-square-mile service area in southern Idaho and eastern Oregon. Idaho Power’s goal of 100% clean energy by 2045 builds on its long history as a clean-energy leader providing reliable service at affordable prices. With 17 low-cost hydropower projects at the core of its diverse energy mix, Idaho Power’s more than 600,000 residential, business, and agricultural customers pay among the nation's lowest prices for electricity. To learn more about IDACORP or Idaho Power, visit www.idacorpinc.com or www.idahopower.com.

Investor and Analyst Contact	Media Contact
Justin S. Forsberg	Jordan Rodriguez
Director of Investor Relations & Treasury	Corporate Communications
Phone: (208) 388-2728	Phone: (208) 388-2460
JForsberg@idacorpinc.com	JRodriguez@idahopower.com

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